Exhibit 10.17

                                 April 26, 2002

Lincoln Equity Research, LLC
3000 W. MacArthur Blvd., Suite 300
Santa Ana, CA 92704-6916
Attn: Mike Uberti/Paul Runyon


Gentlemen:


This letter will serve to confirm the agreement between Remedent USA, Inc. (the "Company") and Lincoln Equity Research, LLC.

(1) Lincoln Equity Research, LLC hereby agrees to the receipt of 125,000 shares of the Company's common stock in full repayment of the $10,000, representing the outstanding accounts payable balance for investment banking, research coverage and business analysis for the months of November 2001, December 2001, January 2002 and February 2002. Repayment is calculated as the outstanding balance as of the date of this agreement, at $0.08 per share.

(2) The Company hereby agrees to file for registration on an SB-2 Registration Statement, the shares of common stock outlined in (1) above.

The above-mentioned terms are agreed upon on this day, by the following:



/s/ Stephen F. Ross     /s/ Mike Uberti              /s/ Paul Runyon
----------------------- --------------------------   --------------------------

Stephen F. Ross         Mike Uberti                  Paul Runyon

Chief Financial Officer Managing Partner             Managing Partner

Remedent USA, Inc.      Lincoln Equity Research, LLC Lincoln Equity
                                                     Research, LLC